UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2017

CLARCOR Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Crescent Centre Drive, Suite 600 Franklin, TN	37067
(Address of Principal Executive Offices)	(Zip Code)

(615) 771-3100

Registrant’s telephone number, including area code

No Change

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 23, 2017, CLARCOR Inc., a Delaware corporation (“Clarcor”), held a special meeting of stockholders to consider and vote upon the following matters:

(1)	a proposal to adopt the Agreement and Plan of Merger, dated as of December 1, 2016 (as it may be amended from time to time, the “Merger Agreement”), by and among Clarcor, Parker-Hannifin Corporation, an Ohio corporation (“Parker”) and Parker Eagle Corporation, a Delaware corporation and wholly owned subsidiary of Parker (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Clarcor (the “Merger”), with Clarcor surviving the Merger as a wholly owned subsidiary of Parker (the “Merger Proposal”);

(2)	a proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Clarcor’s named executive officers in connection with the consummation of the Merger (the “Advisory Compensation Proposal”); and

(3)	a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement or in the absence of a quorum (the “Adjournment Proposal”).

At the special meeting, approximately 41,581,119 shares of the Company’s common stock, representing approximately 85.37% of the outstanding shares of the Company’s common stock entitled to vote as of the record date for the special meeting, were represented by person or by proxy, which constituted a quorum.

The final voting results for each item voted upon are set forth below:

Proposal One – Merger Proposal. The Merger Proposal was approved by the following vote:

For	Against	Abstain
41,198,946.823073	294,260.678851	87,911.879494

Proposal Two – Advisory Compensation Proposal. The Advisory Compensation Proposal was approved by the following vote:

For	Against	Abstain
23,898,719.971315	17,541,188.402786	141,211.007317

Proposal Three – Adjournment Proposal. The Adjournment Proposal was approved by the following vote:

For	Against	Abstain
36,729,590.024876	4,721,965.409518	129,563.947024

With respect to the Adjournment Proposal, although the adjournment proposal would have received sufficient votes to be approved, no motion to adjourn was made because the adjournment of the special meeting was determined not to be necessary or appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR Inc.
(Registrant)

By:	/s/ Richard M. Wolfson
Richard M. Wolfson
Vice President, General Counsel and
Secretary

Date: February 23, 2017